Exhibit 99.1

October 28, 2020

OBJECT: LETTER OF RESIGNATION

FLITWAYS TECHNOLIES INC,

I am hereby tendering my resignation as CEO and any other Positions held with Flitways Technology Inc. effective immediately, and wish to advise you that November 1,2020 will be my last day of employment. I will of course assist you in any way possible in training my replacement and ensuring all impending matters are passed on to the appropriate people.

I would like to thank you for the experience of having worked for Flitways Technology Inc. However, I feel it is in my best interest, and in the best interest of the Company that I resign. Best wishes for your continued success.

Best wishes,

/s/ Daniel Sobolewsky

Daniel Sobolewsky

Resigning CEO,

407.415.0013

dbcapitalllc@gmail.com